Exhibit 12.1

E:	lou@bevilacquapllc.com
T:	202.869.0888
W:	bevilacquapllc.com

November 2, 2021

Arrived Homes, LLC

c/o Arrived Holdings, Inc.

999 3rd Avenue, Suite 3300

Seattle, WA 98105

Re: Post Qualification Amendment No. 2 to Offering Statement on Form 1-A of Arrived Homes, LLC

Ladies and Gentlemen:

We have acted as special counsel to Arrived Homes, LLC, a Delaware series limited liability company (the “Company”), in connection with the Company’s filing with the Securities and Exchange Commission (the “Commission”) of a Post Qualification Amendment to an Offering Statement on Form 1-A (the “Offering Statement Amendment”) pursuant to 17 CFR Part 230.251 et. seq., or Regulation A, promulgated under the Securities Act of 1933, as amended (the “Securities Act”).  The Offering Statement Amendment relates to the proposed issuance and sale by the Company in new series offerings (the “New Offerings”) of the indicated number of membership interests in the twenty-three (23) new series of the Company listed on Schedule A hereto which list is incorporated herein by reference. The membership interests of these series taken together are referred to as the “Series Interests.”

The terms and conditions of the Series Interests are established pursuant to the provisions of the Limited Liability Company Agreement of the Company dated as of July 30, 2020 (the “Operating Agreement”) and through the writing of a separate series designation for each of the series (together, the “Series Designations”), each of which is attached as an exhibit to the Operating Agreement. We understand that the Series Interests will be sold as described in the Offering Statement Amendment and pursuant to a form of subscription agreement, substantially in the form filed as an exhibit to the Offering Statement Amendment, to be entered into by and between the Company and each of the purchasers of Series Interests (the “Subscription Agreement”).

In connection with the New Offerings, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Certificate of Formation of the Company, (ii) the Operating Agreement, (iii) the Series Designations, (iv) corporate proceedings, including the resolutions of the manager of the Company with respect to the New Offerings, and (v) such other documents, records and matters of law as we have considered necessary in connection with the expression of the opinions hereinafter set forth.  We have also relied upon assurances of officers of the manager of the Company as to certain factual matters without having independently verified such factual matters.  We have also reviewed the Offering Statement Amendment and form of Subscription Agreement as filed with the Commission. We also have relied on information obtained from public officials and other sources believed by us to be reliable as to other questions of fact.  We have made no independent investigation as to any information received from the Company, representatives of the Company and/or public officials and we do not opine as to the accuracy of such factual matters.

1050 Connecticut Ave., NW, Suite 500

Washington, DC 20036

PG. 2
November 2, 2021

In our examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents, the completeness of all records and other information made available to us by the Company on which we have relied, the genuineness of all signatures, the legal capacity of all signatories who are natural persons and the due execution and delivery of all documents by parties other than the Company.

The opinions we express herein are limited to matters involving the Delaware Limited Liability Company Act as currently in effect. We express no opinion regarding the effect of the laws of any other jurisdiction or state, including any federal securities laws related to the issuance and sale of the securities covered by the Offering Statement Amendment.

Based upon and subject to the foregoing, and the other qualifications and limitations contained herein, we are of the opinion that the Series Interests have been authorized by all necessary series limited liability company action of the Company and, when issued and sold in accordance with the terms set forth in the Operating Agreement, Series Designations, Offering Statement Amendment and Subscription Agreement against payment therefor in the manner contemplated in the Offering Statement Amendment, will be validly issued, fully paid and non-assessable.

This opinion is given as of the date hereof. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter occur or come to our attention or any changes in law which may hereafter occur.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Offering Statement Amendment. In giving such consent, we do not admit that any member of this firm is an “expert” within the meaning of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ BEVILACQUA PLLC

BEVILACQUA PLLC

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November 2, 2021

SCHEDULE A

The Twenty-Three New Series

(i) 14,638 membership interests in the Arrived Homes Series Amber LLC series;

(ii) 12,305 membership interests in the Arrived Homes Series Bayside LLC series;

(iii) 13,120 membership interests in the Arrived Homes Series Coatbridge LLC series;

(iv) 10,307 membership interests in the Arrived Homes Series Collinston LLC series;

(v) 10,994 membership interests in the Arrived Homes Series Dawson LLC series;

(vi) 12,581 membership interests in the Arrived Homes Series Elevation LLC series;

(vii) 8,213 membership interests in the Arrived Homes Series Elm LLC series;

(viii) 16,320 membership interests in the Arrived Homes Series Forest LLC series;

(ix) 10,336 membership interests in the Arrived Homes Series Holland LLC series;

(x) 10,533 membership interests in the Arrived Homes Series Jupiter LLC series;

(xi) 10,593 membership interests in the Arrived Homes Series Lennox LLC series;

(xii) 24,376 membership interests in the Arrived Homes Series Lily LLC series;

(xiii) 13,848 membership interests in the Arrived Homes Series Limestone LLC series;

(xiv) 15,906 membership interests in the Arrived Homes Series Meadow LLC series;

(xv) 22,038 membership interests in the Arrived Homes Series Odessa LLC series;

(xvi) 13,732 membership interests in the Arrived Homes Series Olive LLC series;

(xvii) 10,530 membership interests in the Arrived Homes Series Ridge LLC series;

(xviii) 12,765 membership interests in the Arrived Homes Series River LLC series;

(xix) 19,843 membership interests in the Arrived Homes Series Saddlebred LLC series;

(xx) 10,534 membership interests in the Arrived Homes Series Saturn LLC series;

(xxi) 14,706 membership interests in the Arrived Homes Series Sugar LLC series;

(xxii) 10,307 membership interests in the Arrived Homes Series Weldon LLC series; and

(xxiii) 18,213 membership interests in the Arrived Homes Series Westchester LLC series.